Exhibit 3.20

CONTRIBUTION AGREEMENT

BETWEEN

GIBSON ENERGY LTD.

OF THE FIRST PART

- and -

MP ENERGY PARTNERSHIP

OF THE SECOND PART

DATED THE 1st day of October, 2008.

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATION		1
1.1	Definitions	1
1.2	Schedules	4
1.3	References	4
1.4	Knowledge or Awareness	4
1.5	Headings	4
1.6	Singular/Plural	4
1.7	Derivatives	4
1.8	Statutory References	4
1.9	Currency	5
1.10	Including	5
1.11	No Strict Construction	5
1.12	Conflicts	5
ARTICLE 2 CONTRIBUTION AND PARTNERSHIP INTERESTS		5
2.1	Contribution of Assets	5
2.2	Excluded Assets	7
2.3	Partnership Interests	7
2.4	Effective Time	7
2.5	Attributed Value	7
2.6	Adjustments to Attributed Value	8
2.7	Elections	8
2.8	Filing of Elections	8
2.9	Assumption	8
2.10	No Adjustments	9
ARTICLE 3 REPRESENTATIONS AND WARRANTIES		9
3.1	Partner’s Representations and Warranties	9
3.2	Partnership’s Representations and Warranties	10
3.3	Survival of Representations and Warranties	11
3.4	No Additional Representations or Warranties by Partner	11
ARTICLE 4 ADDITIONAL AGREEMENTS AND ACKNOWLEDGEMENTS		12
4.1	Declaration of Trust	12
4.2	Conflict	12
4.3	Required Consents	12
ARTICLE 5 LIABILITY AND INDEMNIFICATION		12
5.1	Responsibility of Partner	12
5.2	Responsibility of Partnership	13
5.3	Procedure - Indemnities	14
5.4	No Merger of Legal Responsibilities	14
5.5	Substitution and Subrogation	14
5.6	Responsibility Extends to Legal Costs	14
ARTICLE 6 GENERAL		14
6.1	Further Assurances	14
6.2	Governing Law	15
6.3	Assignment	15
6.4	Time	15

6.5	Counterparts	15
6.6	Entire Agreement	15
6.7	Severability	15
6.8	Addresses	15
6.9	Enurement	16

CONTRIBUTION AGREEMENT

This AGREEMENT dated as of the 1st day of October, 2008.

BETWEEN:

GIBSON ENERGY LTD., a body corporate amalgamated under the laws of Alberta (hereinafter called “the Partner” or “Partner”)

OF THE FIRST PART

- and -

MP ENERGY PARTNERSHIP, an Alberta general partnership as represented by its managing partner Gibson Energy Ltd., and having an office in the City of Calgary, in the Province of Alberta (hereinafter called “the Partnership” or “Partnership”)

OF THE SECOND PART

WHEREAS the Partner wishes to contribute the Assets to the Partnership on a tax deferred basis;

AND WHEREAS the Partner was formed by amalgamation of Gibson Energy Ltd., Gibson Energy Marketing Ltd., 1343126 Alberta Ltd., Terra Firm Canada Inc., REV Fluid Solutions Inc., Canwest Propane Ltd., Integrated Propane Services Ltd. and Moose Jaw Refinery Inc. as of October 1, 2008 (the “Amalgamation”);

NOW THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the premises, mutual covenants, agreements and warranties hereinafter set forth and contained, and good and valuable consideration (the receipt and sufficiency of which is acknowledged by the parties hereto), the parties hereto respectively covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Agreement, including the recitals, this Section and the Schedules attached hereto, unless the context otherwise requires, or unless otherwise defined herein, the capitalized words and phrases defined in the Schedules shall have the meanings ascribed thereto in such Schedules and the following words and phrases shall have the meanings ascribed thereto below, namely:

(a)                                  “Agreement” or “agreement” means this document, together with the Schedules attached hereto and made a part hereof, all as amended, supplemented or modified from time to time;

(b)                                 “Amalgamation” has the meaning given to such term in the second preamble of this Agreement;

(c)                                  “Applicable Law” means, in relation to any Person, Asset, transaction or event, all applicable provisions, whether now or hereafter in effect, of laws, statutes, rules, regulations, official directives and orders of all federal, provincial, municipal and local governmental bodies (whether administrative, legislative, executive or otherwise) and judgments, orders and decrees of all courts, arbitrators, commissions or bodies exercising similar functions in actions or proceedings in which the Person in question is a party or by which it is bound or having application to the asset, transaction or event in question;

(d)                                 “Assets” has the meaning given to such term in Section 2.1;

(e)                                  “Assumed Liabilities” means all liabilities and obligations pertaining to the Assets (including all obligations of the Partner under the agreements relating to the Assets and including all Environmental Liabilities) regardless of whether such liabilities and obligations have arisen prior to or after the Effective Time;

(f)                                    “Attributed Value” has the meaning ascribed thereto in Section 2.5;

(g)                                 “Business” means the wholesale propane business formerly conducted by Gibson Energy Ltd.;

(h)                                 “Business Day” means any day on that is not a Saturday, Sunday or statutory holiday in Calgary, Alberta;

(i)                                     “Effective Time” means the time on October 1st, 2008 immediately following the Amalgamation or such other date and/or time as may be mutually agreed to by the parties hereto;

(j)                                     “Encumbrances” means:

(i)                                     easements, rights of way, servitudes or other similar rights in land granted in the ordinary course of business;

(ii)                                  liens imposed by statute securing the payment of taxes, assessments or other governmental charges which are not due at the relevant time;

(iii)                               rights of any governmental or public authority to levy taxes on or to limit, control or regulate any of the Assets in any manner;

(iv)                              the reservations, limitations, provisos or conditions in any grants or transfers from the Crown of any of the Assets or interests therein, and statutory exceptions to title;

(v)                                 undetermined or inchoate liens (including, without limitation, processors’, operators’, mechanics’, builders’, materialmens’ and similar liens) against the Assets arising in the ordinary course of business in regard to the costs and expenses of operation of the Assets, which costs and expenses are not due or delinquent at the relevant time or the validity of which is being diligently contested by or on behalf of Partner;

(vi)                              all royalty burdens, liens, adverse claims and other encumbrances relating to the Assets; and

(vii)                           all other encumbrances of every nature and kind whatsoever to which the Assets may be subject at the Effective Time;

(k)                                  “Environmental Liabilities” means all liabilities and obligations in respect of abandonment, restoration, reclamation of, and in respect of environmental damage attributable to operations conducted on or with respect to, the Assets regardless of whether any such abandonment, restoration, reclamation or environmental damage relates to or arises out of operations conducted or any condition existing or occurring prior to or after the Effective Time;

(l)                                     “Excise Tax Act” means the Excise Tax Act, 1980 RSC, c. E-15, as amended and the regulations thereunder;

(m)                               “Excluded Assets” has the meaning ascribed thereto in Section 2.2;

(n)                                 “GST” means the goods and services tax payable pursuant to the Excise Tax Act;

(n)                                 “Income Tax Act” means the Income Tax Act (Canada), or similar Applicable         Law of any Province or Territory of Canada imposing a tax on income or profits;

(o)                                 “Partnership Interest” has the meaning ascribed thereto in the Partnership Agreement;

(p)                                 “Partnership Agreement” means the Amended and Restated Partnership Agreement dated October 1, 2008 between the Partner and MP Energy ULC as amended, supplemented or modified from time to time;

(q)                                 “Person” means an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization, a union, a government or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual;

(r)                                    “Required Consent” has the meaning ascribed thereto in Section 4.3;

(s)                                  “Specific Conveyances” has the meaning ascribed thereto in Section 4.1;

(t)                                    “Survival Period” has the meaning ascribed thereto in Section 3.3; and

(u)                                 “Units” has the meaning given to that term in the Partnership Agreement.

1.2                               Schedules

Schedule A — Listed Assets

Schedule B — Listed Excluded Assets

1.3                               References

References to “this agreement”, “this Agreement”, “hereunder”, “herein” and “hereof” refer to the provisions of this Agreement, and references to Articles, Clauses, Sections, Subclauses, Subsections, Paragraphs, Subparagraphs or Schedules herein refer to Articles, Clauses, Sections, Subclauses, Subsections, Paragraphs, Subparagraphs of, or Schedules to, this Agreement.

1.4                               Knowledge or Awareness

Where in this Agreement a representation and warranty is made on the basis of the knowledge or awareness of the Partner, such knowledge or awareness consists only of the actual knowledge or awareness of the current officers of the Partner, without independent investigation or inquiry or review of the Partner’s files or records, and does not include knowledge and awareness of any other person or constructive or imputed knowledge.

1.5                               Headings

The headings of the Articles, Sections, Schedules and any other headings, captions or indices herein are inserted for convenience of reference only and shall not be used in any way in construing or interpreting any provision hereof.

1.6                               Singular/Plural

Whenever the singular or masculine or neuter is used in this Agreement or in the Schedules, it shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires.

1.7                               Derivatives

Where a term is defined herein, a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires.

1.8                               Statutory References

Any reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and enforced from time to time, and to any statute or regulation that may be passed which has the effect of supplementing the statute so referred to or the regulations made pursuant thereto.

1.9                               Currency

Unless otherwise specified, all references to money amounts are to the lawful currency of Canada.

1.10                        Including

Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

1.11                        No Strict Construction

The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party.

1.12                        Conflicts

If there is any conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule, the provisions of the body of this Agreement shall prevail.

ARTICLE 2

CONTRIBUTION AND PARTNERSHIP INTERESTS

2.1                               Contribution of Assets

Subject to the provisions of this Agreement, the Partner hereby contributes, assigns, transfers, conveys and sets over to the Partnership as a capital contribution, and the Partnership hereby accepts from the Partner as a capital contribution, as of the Effective Time to have, to possess and hold the same, together with all benefit and advantage to be derived therefrom absolutely all of the property and assets used in connection with or otherwise relating to the Business (other than the Excluded Assets), whether real or personal, tangible or intangible, of every kind and description and wherever situated (collectively, the “Assets”), including, without limitation:

(a)                                  all real property of the Partner, together with the buildings, structures, improvements and appurtenances situated thereon;

(b)                                 all rights of the Partner (whether as lessee or lessor) under leases of real property, together with all leasehold improvements relating thereto;

(c)                                  all machinery, equipment, tools, fixtures, furniture, furnishings, parts, tooling molds, dies, jigs or patterns and other fixed assets of the Partner;

(d)                                 all trucks, cars and other vehicles of the Partner;

(e)                                  all inventories of the Partner including, without limitation, raw materials, work in process, operating supplies, packaging materials, finished goods and replacement parts;

(f)                                    all accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to the Partner and the full benefit of all security, guarantees and other collateral for such accounts, notes and debts;

(g)                                 all prepaid expenses and deposits of the Partner including, without limiting the generality of the foregoing, all prepaid taxes and utility expenses, all prepaid purchases of gas, oil and electricity and all prepaid lease payments;

(h)                                 all rights under leases of personal property, orders or contracts for the provision of goods or services (whether as buyer or seller), distribution and agency agreements, employment and collective agreements, agreements and instruments relating to employee pension or benefit plans and other contracts not otherwise referred to in this Section 2.1 of the Partner;

(i)                                     all licences, permits, approvals, consents, registrations, certificates and other authorizations of the Partner;

(j)                                     all trade or brand names, business names, trade marks, trade mark registrations and applications, service marks, service mark registrations and applications, logos, copyrights, copyright registrations and applications, patents, patent registrations and applications and other patent rights (including any patents issued on such applications or rights), trade secrets, proprietary manufacturing information and know how, equipment and parts lists and descriptions, instruction manuals, inventions, inventors’ notes, research data, unpatented blue prints, drawings and designs, formulae, processes, technology and other intellectual property of the Partner together with all rights under licences, registered user agreements, technology transfer agreements and other agreements or instruments relating to any of the foregoing;

(k)                                  all computer hardware and software of the Partner (including all rights under licences and other agreements or instruments relating thereto);

(l)                                     all books and records of the Partner relating to the Business including, without limitation, customer lists, sales records, price lists and catalogues, sales literature, advertising material, manufacturing data, production records, employee manuals, personnel records, supply records, inventory records and correspondence files (together with, in the case of any such information that is stored electronically, the media on which the same is stored); and

(m)                               all goodwill together with the exclusive right of the Partnership to represent itself as carrying on the Business in continuation of and in succession to the Partner, and the right to use any words indicating that the Business is so carried on to have, to possess and to hold the same, together with all benefit and advantage to be derived therefrom, absolutely;

including without limitation any assets described in Schedule “A”.

2.2                               Excluded Assets

The Assets shall not include:

(a)                                  any computer hardware and software of the Partner (including any rights under licenses and other agreements or instruments relating thereto) that is not used exclusively for the purposes of the Business;

(b)                                 any assets that are defined as “Assets” pursuant to any of:

(i)                                     the Contribution Agreement dated October 1, 2008 between the Partner and Canwest Propane Partnership;

(ii)                                  the Contribution Agreement dated October 1, 2008 between the Partner and Moose Jaw Refinery Partnership; and

(iii)                               the Contribution Agreement dated October 1, 2008 between the Partner and Gibson Energy Partnership; and

(c)                                  any assets described in Schedule “B”;

(collectively, the “Excluded Assets”).

2.3                               Partnership Interests

In recognition of the capital contribution made pursuant to Section 2.1, the number of Units representing the Partner’s interest in the Partnership shall be increased by a number of Units equal to the Attributed Value divided by 10,000.

2.4                               Effective Time

The capital contribution provided for in Section 2.1 is made effective as of the Effective Time.

2.5                               Attributed Value

The parties acknowledge that the aggregate value of the capital contribution arising from the contribution of the Assets shall be equal to the fair market value of the Assets less all Assumed Liabilities comprising such contribution, determined as of the Effective Time (the “Attributed Value”) and the parties shall, as soon as practicable following the Effective Time, agree on the Attributed Value provided that if the parties cannot agree by March 31, 2009, either party may refer the matter to the accounting firm engaged by the Partnership at the time for a conclusive determination of the Attributed Value.

2.6                               Adjustments to Attributed Value

If, at any time after the Effective Time, the fair market value of any of the Assets is determined, in accordance with the Partnership Agreement, to be different from the fair market value used to calculate the Attributed Value for such of the Assets, then the Partnership Interest held by each of the partners of the Partnership shall be adjusted in accordance with the terms of the Partnership Agreement effective as of the Effective Time, to reflect the revaluation and all other adjustments and payments which may be required pursuant to the Partnership Agreement.  Any adjustments made pursuant to this Section 2.6 shall be effective as of the Effective Time.

2.7                               Elections

(a)                                  For the purposes of subsection 97(2) of the Income Tax Act and any similar provision of provincial or federal legislation, the Partnership shall cause its partners to jointly elect in prescribed form and within the time period referred to in subsection 96(4) of the Income Tax Act, and make revised elections, if necessary, and generally take all such steps as may be considered desirable so as to effect the transfer of the Assets being contributed by the Partner to the Partnership for the purposes of the Income Tax Act at the lowest amounts permitted by subsection 97(2) of the Income Tax Act, or such other amount as the Partnership and its partners agree, with the intended result being that the said transfers will be effected without giving rise to any tax liability thereon to any such partners. The Partnership shall cause its partners to also jointly elect, if applicable, in prescribed form, pursuant to section 22 of the Income Tax Act and section 167 of the Excise Tax Act, if necessary.

(b)                                 The partners and the Partnership shall jointly file an election pursuant to section 156 of the Excise Tax Act with respect to GST.  This election deems supplies made between the partners and the Partnership to be made for nil consideration.

2.8                               Filing of Elections

The Partner is hereby authorized, for and on behalf of and in the name of the Partnership, to prepare, execute and file income tax returns, tax forms and tax elections required to be prepared and filed in respect of the sale, assignment, transfer and conveyance provided for in this Agreement.

2.9                               Assumption

In consideration for the capital contribution made by the Partner pursuant to Section 2.1, the Partnership hereby assumes and becomes liable for and covenants with the Partner to pay, satisfy and perform, all Assumed Liabilities.

2.10                        No Adjustments

Except as contemplated by Section 2.6, no adjustments under the Partnership Agreement shall be made in respect of the contribution of the Assets pursuant hereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1                               Partner’s Representations and Warranties

The Partner represents and warrants to the Partnership that:

(a)                                  Standing: The Partner is a corporation, duly organized and validly existing under the laws of the jurisdiction of its amalgamation, and is duly registered and authorized to carry on business in the jurisdictions in which the Assets are located;

(b)                                 Requisite Authority: The Partner has the requisite corporate capacity, power and authority to execute this Agreement, and any other agreements and documents required to be delivered hereby and to perform the obligations to which it thereby becomes subject;

(c)                                  Execution and Enforceability: The Partner has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Partner, and this Agreement and all other documents executed and delivered on behalf of the Partner hereunder shall constitute legal, valid and binding obligations of the Partner enforceable in accordance with their respective terms and conditions, subject to the qualification that such enforceability may be subject to (i) bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law);

(d)                                 No Conflict: The execution and delivery of this Agreement and the conveyance of the Assets to the Partnership in accordance with the terms of this Agreement are not in violation or breach of, or in conflict with and do not require any consent, authorization or approval under:

(i)                                     any term or provision of the constating documents of the Partner;

(ii)                                  any agreement, instrument, permit or authority to which the Partner is a party or by which the Partner is bound; or

(iii)                               any Applicable Law or any judicial order, award, judgement or decree applicable to the Partner;

other than the requirement that the Partner execute a counterpart of the Partnership Agreement and obtain the consents of the parties that are currently partners of the Partnership to admit the Partner as a partner of the Partnership; and

(e)                                  Residency for Tax Purposes: The Partner is not a non-resident of Canada within the meaning of the Income Tax Act.

3.2                               Partnership’s Representations and Warranties

The Partnership represents and warrants to the Partner that:

(a)                                  Standing: The Partnership is a general partnership, duly formed under the laws of the Province of Alberta;

(b)                                 Requisite Authority: The Partnership has the requisite power and authority under the Partnership Agreement to execute this Agreement and any other agreements and documents required to be delivered hereby and to perform the obligations to which it thereby becomes subject;

(c)                                  Execution and Enforceability: The Partnership and its partners have taken all necessary corporate and partnership actions to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Partnership and this Agreement and all other documents executed and delivered on behalf of the Partnership hereunder shall constitute valid and binding obligations of the Partnership enforceable in accordance with their respective terms and conditions, subject to the qualification that such enforceability may be subject to (i) bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law);

(d)                                 No Conflict: The execution and delivery of this Agreement and the conveyance of the Assets to the Partnership in accordance with the terms of this Agreement are not in violation or breach of, or in conflict with and do not require any consent, authorization or approval under:

(i)                                     any term or provision of the constating documents of the Partnership;

(ii)                                  any agreement, instrument, permit or authority to which the Partnership is a party or by which the Partnership is bound; or

(iii)                               any Applicable Law or any judicial order, award, judgement or decree applicable to the Partnership;

other than the requirement that the Partner execute a counterpart of the Partnership Agreement and obtain the consents of the parties that are currently partners of the Partnership to admit the Partner as a partner of the Partnership; and

(e)                                  Canadian Partnership: The Partnership is a Canadian partnership for the purposes of the Income Tax Act.

3.3                               Survival of Representations and Warranties

Notwithstanding anything to the contrary herein expressed or implied and notwithstanding the deliveries of covenants, representations and warranties in any other agreements or documents or investigations by the parties hereto or their counsel, the representations and warranties set forth in Sections 3.1 and 3.2 are true at the Effective Time and shall continue and remain in full force and effect for the benefit of the parties hereto provided that no claim shall be made or be enforceable unless written notice of such claim is given by the claimant to the other party within one (1) year of the Effective Time (the “Survival Period”).  The representations and warranties set forth in Sections 3.1 and 3.2 shall be deemed to apply to all assignments, conveyances, transfers and documents conveying any of the Assets from the Partner to the Partnership and there shall not be any merger of any covenant, representation or warranty in such assignments, conveyances, transfers or documents notwithstanding any rule of law, equity or statute to the contrary and all such rules are hereby waived.

3.4                               No Additional Representations or Warranties by Partner

(a)                                  The Partner makes no representations or warranties to the Partnership except as expressly enumerated in Section 3.1. Without limiting the generality of the foregoing, the Partner does not warrant title to the Assets or make representations or warranties with respect to: (i) the quality, condition or serviceability of the Assets; (ii) the suitability of their use for any purpose; (iii) the quantity or quality of the Assets; (iv) any estimates of the value of the Assets or the revenues applicable to them; (v) any economic evaluations respecting the Assets; or (vi) the Encumbrances to which the Assets may be subject. Without restricting the generality of the foregoing, but subject always to Section 3.3, the Partnership acknowledges that it has made its own independent investigation, analysis, evaluation and inspection of the Partner’s interests in the Assets and the state and condition thereof and it has relied solely on such investigation, analysis, evaluation and inspection as to its assessment of the condition, quantum and value of and Encumbrances affecting titles to the Assets.

(b)                                 Except with respect to the representations and warranties in Section 3.1 or in the event of fraud, the Partnership forever releases and discharges the Partner and its directors, officers, agents and employees from any claims and all liability to the Partnership or the Partnership’s other partners, as a result of the use or reliance upon advice, information or materials pertaining to the Assets, which was delivered or made available to the Partnership by the Partner or its directors, officers, agents, consultants or employees prior to or pursuant to this Agreement, including, without limitation, any evaluations, projections, reports and interpretive or non-factual materials prepared by or for the Partner, or otherwise in the Partner’s possession.

ARTICLE 4

ADDITIONAL AGREEMENTS AND ACKNOWLEDGEMENTS

4.1                               Declaration of Trust

The Partner hereby acknowledges to, declares and covenants with the Partnership that, in respect of all of the Assets which are held or registered in the name of the Partner, or in respect of which the Partner holds legal title, or any residual, contingent or future interest, the Partner as and from the Effective Time, stands possessed of and holds such Assets and all receipts, proceeds or products from the Assets in trust for the exclusive benefit of the Partnership and the Partner shall only deal with such Assets as instructed by the Partnership.  Upon request of the Partnership, the Partner shall, wherever and to the extent that it is permissible to do so, provide to the Partnership such transfers, assignments, notices of assignment, novation agreements and other conveyances (the “Specific Conveyances”) which are necessary or appropriate to transfer the title to the Assets currently held in the name of the Partner or by its nominee to the Partnership or as the Partnership otherwise directs.  The Partnership shall be responsible at its cost for circulating and registering such conveyances and paying all transfer, registration, sales tax and other charges incurred in connection therewith.

4.2                               Conflict

The parties agree that in the event of a conflict between the terms of this Agreement and any of the Specific Conveyances, this Agreement shall prevail.

4.3                               Required Consents

To the extent that any Asset is not capable of being contributed, assigned, transferred or conveyed, or if such contribution, assignment, transfer or conveyance requires the prior consent of any Person (other than a consent which is customarily obtained after such contribution, assignment, transfer or conveyance, or where the consequence of a failure to obtain such prior consent would not result in any material adverse consequence) (a “Required Consent”) this Agreement shall not constitute a contribution, assignment, transfer or conveyance of legal title to such Asset unless and until such Required Consent or waiver thereof is obtained.  To the extent that any Required Consent is not obtained by the Partner, the Partner shall, from the Effective Time hold the benefits of such Asset in trust and act as agent, for the Partnership in accordance with the provisions of Section 4.1.

ARTICLE 5

LIABILITY AND INDEMNIFICATION

5.1                               Responsibility of Partner

Subject to Section 5.4, the Partner shall

(a)                                  be liable to the Partnership and its other partners and their respective directors, officers, servants, agents and employees, and each of them, for all losses, costs, damages (excluding consequential damages) and expenses whatsoever which the Partnership, its directors, officers, servants, agents or employees, or any of them, may suffer, sustain, pay or incur, and

(b)                                 indemnify and save the Partnership and its other partners and their respective directors, officers, servants, agents and employees, and each of them, harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs, damages (excluding consequential damages) and expenses whatsoever which may be brought against or suffered by the Partnership and its other partners and their respective directors, officers, servants, agents or employees, or any of them, or which they or any of them may sustain, pay or incur, as a direct result of any matter or thing arising out of, resulting from, attributable to or connected with (i) the Assets to the extent occurring or accruing prior to the Effective Time, except any losses, costs, damages (excluding consequential damages), expenses, claims, liabilities, actions, proceedings and demands to the extent that the same either are reimbursed (or reimbursable) by insurance maintained by the Partnership or caused by the negligence or wilful misconduct of the Partnership, its other partners and their respective directors, officers, servants, agents, employees or assigns, or any of them, or to the extent that the same arise out of, result from, are attributable to or connected with the Assumed Liabilities, or (ii) any breach or inaccuracy of any representation or warranty made by the Partner herein in respect of which a written notice specifying the misrepresentation or breach is delivered by the Partnership within the Survival Period in accordance with Section 3.3, or (iii) the failure of the Partner to comply with, or the breach by the Partner of, any of the covenants or agreements to be performed by the Partner in this Agreement.

5.2                               Responsibility of Partnership

Subject to Section 5.4, the Partnership shall:

(a)                                  be liable to the Partner, its directors, officers, servants, agents and employees, and each of them, for all losses, costs, damages (excluding consequential damages) and expenses whatsoever which the Partner, its directors, officers, servants, agents and employees, or any of them, may suffer, sustain, pay or incur, and

(b)                                 indemnify and save the Partner, its directors, officers, servants, agents and employees, and each of them, harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs, damages (excluding consequential damages) and expenses whatsoever which may be brought against or suffered by the Partner, its directors, officers, servants, agents or employees, or any of them, or which they or any of them may sustain, pay or incur, as a direct result of any matter or thing arising out of, resulting from, attributable to or connected with (i) the Assumed Liabilities, or (ii) any breach or inaccuracy of any representation or warranty made by the Partnership herein in respect of which a written notice specifying the misrepresentation or breach is delivered by the Partner within the

Survival Period in accordance with Section 3.3, or (iii) the failure of the Partnership to comply with, or the breach by the Partnership of, any of the covenants or agreements to be performed by the Partnership in this Agreement.

5.3                               Procedure - Indemnities

Any party seeking indemnification hereunder shall give reasonably prompt notice thereof to the party from whom indemnification is sought. The party from whom indemnification is sought shall have the sole right to conduct, settle or otherwise dispose of any legal action in respect of which indemnification is sought in any manner it deems appropriate without the consent of the other party if, but only if, it has agreed that the matters in the action are indemnified pursuant to Sections 5.1 or 5.2.

5.4                               No Merger of Legal Responsibilities

The liabilities and indemnities created in this Article shall be deemed to apply to, and shall not merge in, all assignments, transfers, conveyances, novations, trust agreements and other documents conveying any of the Assets from the Partner to the Partnership, notwithstanding the terms of such assignments, transfers, conveyances, novations and other documents, Applicable Law or any rule of law or equity to the contrary, and all such rules are hereby waived to the fullest extent permitted at law.

5.5                               Substitution and Subrogation

Insofar as is possible, each party shall have full rights of substitution and subrogation in and to all covenants, representations and warranties by others previously given or made in respect of the Assets or any of them.

5.6                               Responsibility Extends to Legal Costs

Notwithstanding any provision to the contrary contained in this Article, references to costs in the liability and indemnification obligations prescribed by Sections 5.1 and 5.2 shall be deemed to include reasonable legal costs on a solicitor and his own client basis.

ARTICLE 6

GENERAL

6.1                               Further Assurances

On and after the Effective Time as may be necessary and without further consideration, the parties hereto shall execute, acknowledge and deliver such other documents, novations, instruments and agreements and shall do such other things as may be necessary to better define the Assets or to otherwise carry out their respective obligations under this Agreement.

6.2                               Governing Law

This Agreement shall, in all respects, be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta and the federal laws of Canada applicable therein. Each party hereto accepts the jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

6.3                               Assignment

The Partnership shall not assign all or any part of this Agreement or any of the rights or obligations of the Partnership under this Agreement without the prior written consent of the Partner.

6.4                               Time

Time shall be of the essence in this Agreement.

6.5                               Counterparts

This Agreement may be executed in counterparts and delivered via electronic transmission and, when so executed and delivered, each such counterpart shall be as valid and binding on all parties hereto as every other counterpart.

6.6                               Entire Agreement

This Agreement constitutes the entire agreement between the parties and there are no other written or verbal agreements or representations with respect to the subject matter hereof.

6.7                               Severability

If any provision of this Agreement, or the application of such provision to any person or in any circumstance, shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement, and the application of such provision to any persons or in any circumstances other than those as to which it is held invalid, illegal or unenforceable shall not be affected thereby.

6.8                               Addresses

(a)                                  The address for notices of each of the parties hereto shall be as follows:

Partner:	Gibson Energy Ltd.
1700, 440 — 2nd Avenue S.W.
Calgary, Alberta T2P 5E9
Fax# 403-206-4011
Attn: Executive Vice President, Finance and Chief Financial Officer

Partnership:	MP Energy Partnership
1700, 440 — 2nd Avenue S.W.
Calgary, Alberta T2P 5E9
Fax# 403-206-4011
Attn: Executive Vice President, Finance and Chief Financial Officer

(b)                                 All notices, communications and statements (hereinafter called “notices”) required, permitted or contemplated hereunder shall be in writing, and shall be deemed to be sufficiently given and received if:

(i)                                     personally served on the other party by delivery during the normal business hours of the recipient at the addresses set forth above (such notices shall be deemed received by the addressee when actually delivered); or

(ii)                                  transmitted by fax directed to the party on whom they are to be served at that party’s fax number set forth above and such notices so served shall be deemed to have been received by the addressee thereof when actually received by it if received within the normal working hours of a Business Day, or otherwise at the commencement of the next ensuing Business Day following transmission thereof.

(c)                                  Either of the parties hereto may from time to time change its address for service herein by giving written notice to the other.

6.9                               Enurement

This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

The remainder of this page is intentionally left blank.  The following page is the signature page.

IN WITNESS WHEREOF the parties hereto have executed this agreement effective as of the date first above written.

GIBSON ENERGY LTD.

Per:	/s/ Richard G. Taylor

Title:	Executive Vice President, Finance

MP ENERGY PARTNERSHIP, by its managing partner GIBSON ENERGY LTD.

Per:	/s/ T. Murray Carey

Title:	Secretary

SCHEDULE A

to the

Contribution Agreement

dated October 1, 2008 between

Gibson Energy Ltd. and MP Energy Partnership

LISTED ASSETS

The “Assets” shall include the following:

Real Property:

Owned:

Ernestown, Ontario

(a)                                  Legal Description:  PT LT 19 CON 1 ERNESTOWN; PT RDAL BTN LT 19 & LT 20 CON 1 ERNESTOWN;

(b)                                 Legal Description: PT 2, 5, 6 29R7311; T/W LA 222754: S/T LA69762; LOYALIST

For greater certainty, the “Assets” shall include all assets associated with all profit centres as recorded in the general ledger account of Integrated Propane Services Ltd. (Company 26).

SCHEDULE B

to the

Contribution Agreement

dated October 1, 2008 between

Gibson Energy Ltd. and MP Energy Partnership

LISTED EXCLUDED ASSETS

•                                          All furniture, fixtures and leasehold improvements relating to the Calgary head office associated with profit centres 600-699 and 700-799 as recorded in the general ledger account of Gibson Energy Ltd. (Company 01).

•                                          All information systems associated with profit centres 600-699 and 700-799 as recorded in the general ledger account of Gibson Energy Ltd. (Company 01).

•                                          All accounts associated with profit centre 000 as recorded in the general ledger accounts of Gibson Energy Ltd. (Company 01) and Gibson Energy Marketing Ltd. (Company 21).

•                                          All financial derivative contracts entered into by Gibson Energy Ltd. or any predecessor in interest prior to October 1, 2008.

•                                          All owner/operator contracts associated with the trucking business of Gibson Energy Ltd. (Company 01).

•                                          Lease of Office Space between Millennium Tower Leaseholds Inc. and Gibson Petroleum Company Limited dated August 13, 1998.

•                                          Master Lease Agreement between GE Capital Vehicle and Equipment Leasing Inc. and Gibson Energy Ltd. (undated).

•                                          Vehicle Lease Agreement between Edmonton Kenworth Ltd. and Gibson Energy Ltd. dated January 1, 2006.

•                                          Enterprise Agreement between Microsoft Licensing, GP and Gibson Energy Ltd. effective December 22, 2005 and associated Enterprise Enrollment.

•                                          All accounts (except capital asset accounts) associated with profit centres 600-699 and 700-799 as recorded in general ledger accounts Gibson Energy Ltd. (Company 01) and Gibson Energy Marketing Ltd.